Exhibit- (p)(i)
THE CHARLES SCHWAB FAMILY OF FUNDS
SCHWAB INVESTMENTS
SCHWAB CAPITAL TRUST
SCHWAB ANNUITY PORTFOLIOS
LAUDUS TRUST
LAUDUS INSTITUTIONAL TRUST
CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.(Investment Adviser)
CHARLES SCHWAB & CO., INC. (Principal Underwriter)
Joint Code of Ethics adopted pursuant to Rule 17j-1
under the Investment Company Act of 1940 and
Rule 204A-1 under the Investment Advisers Act of 1940
Effective March 31, 2009
Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”) requires that every registered investment company, and each investment adviser to and principal underwriter for such investment company, adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons (as defined in Section II below) from engaging in any act, practice or course of business prohibited by Section 17(j) of the 1940 Act and Rule 17j-1 adopted thereunder. Rule 17j-1 further requires that each investment company and its adviser(s) and underwriter(s) use reasonable diligence, and institute procedures reasonably necessary, to prevent violations of such code.
Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) requires each investment adviser registered with the Securities and Exchange Commission to establish, maintain and enforce a written code of ethics with respect to its Access Persons, which shall include, among other things: (i) standards of business conduct for its Access Persons; (ii) provisions requiring its Access Persons to comply with applicable federal securities laws; and (iii) provisions requiring its Access Persons to report, and the adviser to review, their personal securities transactions and holdings periodically.
The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) and Section 204A of the Advisers Act for registered investment advisers, requires every investment adviser and registered broker-dealer to develop, implement and enforce policies and procedures to prevent the misuse of material nonpublic information.
The following policies constitute the joint Code of Ethics (the “Code”) for The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust, Laudus Institutional Trust (each a “Trust,” and, collectively, the “Trusts”), Charles Schwab Investment Management, Inc. (“CSIM”), a registered investment adviser and the investment adviser to the Trusts, and Charles Schwab & Co., Inc. (“Schwab”), a registered broker-dealer and the principal underwriter of certain Trusts. The principal underwriter function for the Laudus Trust and Laudus Institutional Trust is currently performed by a broker-dealer who is not affiliated with the Trusts, CSIM or Schwab. Access Persons of unaffiliated broker-dealers and other entities that serve as investment sub-advisers to the various series of the Trusts (each, a “Fund”) shall comply with their own codes of ethics which may be approved by the applicable Trust’s Board of Trustees in accordance with Rule 17j-1, and report to such Board of Trustees in accordance with Section VI hereunder as required by Rule 17j-1.
The Code is applicable to all Access Persons of the Trusts, CSIM and Schwab, which generally include all directors, trustees, officers and employees of the Trusts and CSIM, and any director, officer or employee of Schwab (acting in the capacity of principal underwriter) who, makes, participates in or obtains information regarding the purchase or sale of “Covered Securities” (as defined below) by the Trusts or any other client of CSIM (collectively referred to as the “Client Accounts”). This Code in no way limits your duties or responsibilities with respect to The Charles Schwab Corporation Code of Business Conduct and Ethics (the “Corporate Code”). CSIM Compliance monitors Access Persons’ compliance with the specific provisions herein related to personal securities transactions of Access Persons, and Schwab’s Compliance Department is responsible for monitoring Access Persons’ adherence to the Corporate Code and provisions of the Schwab Compliance Manual. Schwab’s Compliance Department reports any identified infractions of the Corporate Code and provisions of the Schwab Compliance Manual, with respect to Access Persons, to CSIM Compliance for further evaluation under this Code.
All Access Persons shall initially be provided with a copy of this Code and all subsequent amendments. All Access Persons shall provide CSIM’s Chief Compliance Officer or his or her designee (the “Review Officer”) a written acknowledgment, which may be made electronically, of their receipt of the Code and all subsequent amendments.
I. POLICY STATEMENT
Rule 17j-1 under the 1940 Act makes it unlawful for any Affiliated Person (as defined in Section II below) of, or principal underwriter for, the Trusts or Affiliated Persons of the Trusts’ investment adviser(s) and principal underwriters, in connection with the direct or indirect purchase or sale by such person of any Covered Security that is “held or to be acquired” by any Client Account:
•	To employ any device, scheme or artifice to defraud the Client Account;

•	To make to the Client Account any untrue statement of a material fact or omit to state to the Client Account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client Account; and

•	To engage in any manipulative practice with respect to the Client Account.
It is the policy of the Trusts, CSIM and Schwab that no Access Person will make, participate in, or engage in any act, practice or course of conduct that would violate the

Policy Statement provisions set forth above or any applicable Federal Securities Laws or which would, in any way, conflict with the interests of the Trusts (or their shareholders) or any Client Account. This obligation encompasses:
•	The duty at all times to place the interests of shareholders/clients first;

•	The duty to ensure that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	The fundamental standard that Access Persons not take inappropriate advantage of their positions.

•	The duty that every Access Person shall promptly report any violation of this Code to CSIM’s Chief Compliance Officer.
II. DEFINITIONS
The definitions used in this Code include the following:
Access Person
•	An Access Person of the Trusts or CSIM is any director, Trustee or officer of the Trusts or CSIM.

•	An Access Person of CSIM is any employee of CSIM who, in the ordinary course of business:
o	has access to non-public information regarding the purchase or sale of Covered Securities for any Client Account; or

o	has functions or duties that relate to the making of any recommendation to any Client Account regarding the purchase or sale of securities; or

o	has access to such recommendations (excluding those who only have access to client non-current, non-contemporaneous recommendations).
•	An Access Person of Schwab is any director or officer of Schwab who, in the ordinary course of business:
o	makes, participates in or obtains information regarding the purchase or sale of Covered Securities for any Client Account; or

o	has functions or duties that are related to the making of any recommendation to any Client Account regarding the purchase or sale of Covered Securities; or

o	has access to such recommendations (excluding those who only have access to client non-current, non-contemporaneous recommendations).
•	An Access Person is also any natural person in a control relationship to a Trust, to a Fund or CSIM who obtains information concerning recommendations made to any Client Account with regard to the purchase or sale of Covered Securities by any Client Account (excluding those who only have access to client non-current, non-contemporaneous recommendations).

Affiliated Person An “Affiliated Person” of the Trusts, CSIM or Schwab is defined in Section 2(a)(3) of the 1940 Act, which states:
“[An] Affiliated Person of another person means (A) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person; (B) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (C) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (D) any officer, director, partner, copartner, or employee of such other person; (E) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (F) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.”
Automatic Investment Plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An “Automatic Investment Plan” includes a dividend reinvestment plan.
Beneficial Ownership A person should consider himself or herself a “beneficial owner” of any security in which he or she has a direct or indirect pecuniary interest. Pecuniary interest in any class of securities includes the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities. For example, he or she has “beneficial ownership” of securities held by his or her spouse, minor children, a relative who shares his or her home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he or she obtains from such securities benefits substantially equivalent to those of ownership. He or she should also consider himself or herself the beneficial owner of securities if he or she can vest or revest title in himself or herself now or in the future.
Client Account The accounts of the Funds or any other investment advisory client of CSIM.
Control “Control” has the same meaning as in Section (2)(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
Ownership of more than 25% of a company’s outstanding voting securities is presumed to give the holder of such securities control over the company. The SEC may determine, however, that the facts and circumstances of a given situation that may counter this presumption.
Covered Security A “Covered Security” is any security as defined in Section 2(a)(36) of the 1940 Act, including:
•	Fixed Income -
o	Note

o	Bond

o	Evidence of Indebtedness

o	Debenture
•	Equity
o	Stock

o	Treasury Stock

o	Certificate of interest or participation in any profit-sharing agreement

o	Collateral-trust certificate

o	Pre organization certificate or subscription

o	Transferable share

o	Investment contract

o	Voting trust certificate

o	Certificate of deposit for a security
•	Derivatives / Others -
o	Except as set forth below, shares of affiliated Mutual Funds / Investment Companies, such as shares of the Trusts

o	Shares of Exchange-Traded Funds (ETFs) regardless of whether such ETF

(a) is classified as an open-end investment company or unit investment trust or

(b) is registered as an investment company under the 1940 Act.

o	Security future

o	Any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof)

o	Any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency

o	Fractional undivided interest in oil, gas, or other mineral rights

o	In general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing
Provided, that Covered Securities do not include:
•	Direct obligations of the United States Government

•	Bankers’ acceptances; bank certificates of deposit

•	Commercial paper

•	Repurchase agreements

•	Other High Quality Short-Term Debt Instruments

•	Shares of any registered open-end money market funds, including money market Funds of the Trusts.

•	Units of a unit investment trust invested exclusively in unaffiliated registered open-end investment companies

•	Shares of any unaffiliated registered open-end investment companies, except for shares of ETFs (which are Covered Securities, as indicated above).

Please refer to “Appendix A” for additional detail on your Preclearance and Reporting requirements under the Code with respect to transactions and holdings in the Covered Securities noted above.
Federal Securities Laws means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.
Held or to be acquired A Covered Security is “held or to be acquired” if within the most recent 15 days it is or has been held by a Client Account, or is being or has been considered by a Client Account or CSIM for purchase by a Client Account. A purchase or sale includes the writing of an option to purchase or sell a Covered Security described above.
High Quality Short-Term Debt Instrument A “High Quality Short-Term Debt Instrument” is any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable quality.
Initial Public Offering “Initial Public Offering” is an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.
Investment Personnel “Investment Personnel” are Access Persons who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities by a Client Account. The term also includes all natural persons who control a Trust or an employee of CSIM or Schwab who has access to information concerning recommendations made to the Client Account regarding the purchase or sale of securities by Client Account.
Material Non-Public Information is information that is both “material” and “non-public”. For this purpose, information is generally considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in formulating an investment decision. If the information has influenced a person’s investment decision, it would be very likely to be considered material. In addition, information that, when disclosed, is reasonably likely to affect the stock’s price should be treated as material. Examples include, but are not limited to, information concerning impending mergers, sales of subsidiaries, significant revenue or earnings swings, dividend changes, impending securities offerings, awards of patents, technological developments, impending product announcements, impending financial news and other major corporate events. Information is “non-public” when it has not been disseminated in a manner making it available to the general public. Information is public once it has been widely disseminated, such as when it is reported in widely disseminated news services and/or publications, and investors have had a reasonable time to react to the information, generally two days.
Non-Interested Trustee and Interested Trustee A “Non-Interested Trustee” is any Trustee of a Trust who is not an interested person of such Trust as defined in section 2(a)(19) of the 1940 Act. An “Interested Trustee” is any Trustee of a Trust who is an interested person of such Trust as defined in section 2(a)(19) of the 1940 Act.
Private Placement A “Private Placement” is an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.
Stock Option Program A “Stock Option Program” allows an employee to buy a set number of shares of a company’s stock at a future date at a set price.
III. COMMUNICATIONS
Access Persons may not tip or otherwise disclose to others (except to others who have a need to know such information in the ordinary course of their business) any information regarding the investment activities of the Client Accounts, including any transaction or recommendation made by or to CSIM or a Client Account. All communications that violate the terms of this Section III must be reported immediately to CSIM Compliance.
IV. LIMITS ON ACCEPTING OR RECEIVING GIFTS
Access Persons may not accept or receive any gift of more than de minimis value (as defined in the Schwab Compliance Manual) from any person or entity in connection with a Client Account entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of a Client Account. Details regarding CSIM’s guidelines as it relates to its policy on CSIM employees’ receipts of gifts can be found by referring to the “CSIM Operational Guidelines for Gifts and Business Entertainment”.
V. TRADING RESTRICTIONS
The policies and procedures regarding trading restrictions are as follows:
Prohibition on Trading Based on Material Nonpublic Information. Any officer, director, Trustee or employee of the Trusts, CSIM or Schwab with material nonpublic information regarding any security, including a Covered Security, is prohibited from all personal trading in such security including derivatives of such securities.
Prior Approval of Trades Access Persons, except a person who is an Access Person solely by reason of serving as an Officer or Trustee of a Trust, must receive prior approval by the Review Officer before purchasing or selling any Covered Security, unless such purchase or sale was effected in any account over which the Access Person has no direct or indirect influence or control or such purchase or sale was non-volitional.

Please note that submitting a preclearance request should be indicative of the intent to execute a trade, not to secure an Access Person’s right to execute a transaction on the basis of favorable intraday price movements. Prior approval of a personal transaction may only be relied upon through the end of the following business day from the date approval is received, unless the approval is received after the close of the New York Stock Exchange (NYSE) (typically, 1pm PST), in which case it will be valid through the following two business days (excluding NYSE holidays).
Securities excluded from pre-clearance include stock of The Charles Schwab Corporation (“SCHW”) and ETFs. The prior approval requirement does not apply to transactions in SCHW stock and options on SCHW stock in light of the specific policies in place to monitor and control employee trading of SCHW stock. Access Persons seeking to trade SCHW stock or options thereon should refer to Section D of the “Employee Securities Accounts and Investments & Inside Information Policy” in the Schwab Compliance Manual for a complete description. Based upon the current business model, transactions in ETFs are not considered to present significant conflicts of interest for Access Persons and, accordingly, do not require preclearance. Except as otherwise noted herein, all other trading restrictions in this Code applicable to Covered Securities apply to ETFs, SCHW stock and options on SCHW stock. Access Persons of any sub-adviser for the Trusts are subject only to the trading restrictions under their own respective codes of ethics.
Except as set forth above, prior approval is required for all transactions in Covered Securities in accounts or transactions over which Access Persons of CSIM exercise control. This requirement includes rebalancing activity in an Access Person’s 401(k) Schwabplan Brokerage Account (when an affiliated mutual fund is involved), trading activity in accounts for their family members or accounts in which they have a beneficial interest, but is not required for:
•	Automatic Investment Plans;

•	Direct Stock Purchase Plans;

•	Investment decisions made by an unrelated third party who does not have access to the information in possession of such Access Person; or

•	Any trade that does not result from such Access Person’s specific investment decision, including, without limitation, a trade generated by an automated model, even if the Access Person participates in the design or maintenance of the model.
All trading activity by Access Persons is subject to reporting and surveillance as set forth in Sections VI. and VII. of these procedures.
De Minimis Amounts Access Persons requesting prior approval for trades in Covered Securities may be granted approval, regardless of Client Account trading activity, if any of the following criteria are met: (1) the transaction requested is for an affiliated open-end investment company, (2) the transaction requested is an equity trade in an amount equal to or less than 100 shares, (3) the transaction requested is an equity trade in the stock of a company with a market capitalization greater than $5 billion and has a 10-day average daily trading volume exceeding 5 million shares (each measured at the time of the requested trade), or (4) the transaction requested is a fixed income trade in an amount up to $100,000 per calendar month per issuer and the original issue size was greater than $100 million.
Excessive Requests /Trading This practice is discouraged regardless of whether (a) the securities are Covered Securities or (b) the account is covered under the Code. In general, anyone requesting approval to trade Covered Securities (other than shares of the Trusts) more than 60 times in a calendar quarter across all of his or her brokerage accounts should expect additional scrutiny of his or her trades. CSIM Compliance monitors trading activity, and may limit the number of trades for which it allows pre-clearance for the Access Person during the calendar quarter.
Prohibition on Short-Term Trading Profits Investment Personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or related) securities, except for affiliated ultra-short bond funds, within 60 calendar days. This restriction applies without regard to tax lot considerations. Generally speaking, profit determinations will be made on the basis of a “Last-In-First-Out” (LIFO) accounting methodology, unless the fundamentals of the trade warrant a different consideration as determined by the Review Officer.
In the event that Investment Personnel realize profits on such prohibited short-term trades, the Investment Personnel must relinquish such profits to CSIM to be donated to a charitable organization selected by CSIM. The Review Officer may pre-approve exceptions to the 60 day holding period in cases of hardship. This exception is not automatic and requires advance written approval.
Profits received from a sale of securities which were acquired as a result of exercising options received through a Stock Option Program are excluded from the short-term trading profits prohibition discussed above. Investment Personnel receiving options may be subject to other restrictions with respect to their transactions in securities.
Blackout Periods Investment Personnel who are designated by CSIM as Portfolio Managers and Traders are restricted from executing a personal transaction in a Covered Security (except SCHW stock and options, and ETFs) within seven (7) calendar days before or after any Client Account that he/she manages trades in that security. Investment Personnel who are designated by CSIM as Credit Analysts are restricted from executing a personal transaction in a fixed income security within seven (7) calendar days before or after any Client Account trades in that security. All Access Persons, including all Investment Personnel, are restricted from executing a personal transaction in a Covered Security on a day during which any Client Account has a pending “buy” or “sell” order in the same security. Notwithstanding the fact that the transaction may not be restricted, no Access Person is permitted to effect a trade in any Covered Security in which they know or reasonably should have known a Client Account was effecting the trade.
This section will not be deemed to restrict personal securities transactions by Access Persons, including Investment Personnel, which would otherwise be prohibited solely because the transactions coincide with trades initiated as a result of cash flow by any

Schwab Index Funds (other than trades in connection with a scheduled index rebalancing or adds and deletes).
This section will also not be deemed to restrict personal securities transactions by all Access Persons, including Investment Personnel, which would otherwise be prohibited solely because the transactions coincide with trades by any sub-adviser for a Fund for which the Access Person does not have prior access to daily trading information.
Prohibition of Initial Public Offerings (“IPOs”) All Access Persons, except persons who are Access Persons solely by reason of serving as an officer or Trustee of a Trust, are prohibited from directly or indirectly acquiring beneficial ownership in an IPO.
Prior Approval of Private Placements Each transaction where Access Persons, except persons who are Access Persons solely by reason of serving as an officer or Trustee of a Trust, directly or indirectly acquire beneficial ownership in a private placement requires prior approval by the Review Officer.
Prohibition On Service As Director Or Public Official All Access Persons are prohibited from serving on the board of directors of any publicly traded company or in an official capacity for any federal, state, or local government (or governmental agency or instrumentality) without prior approval from the Review Officer or Schwab’s applicable Review Officer.
Non-Interested Trustees A Non-Interested Trustee of the Trusts may trade in securities in which a Client Account has invested or is considering for investment, provided that the Trustee has no actual knowledge of the Trust’s contemporaneous activities with respect to the subject security, and has no material, nonpublic information about the issuer of the subject security.
VI. REPORTING
The policies and procedures regarding reporting requirements that are applicable to Access Persons include the following:
Reports to the Board of Trustees The President of CSIM and Executive Vice President of Schwab (or their designees) must (i) furnish annually to each Trust’s Board of Trustees a written report of any issues arising under this Code, including any material violations and any sanctions imposed in response to these violations and (ii) certify annually to the Board of Trustees that each has adopted procedures reasonably designed to prevent its Access Persons from violating the provisions of this Code. The President of the Trusts (or his or her designee) will report to the Board of Trustees on an annual basis in accordance with subparts (i) and (ii) above.
An officer of any sub-adviser of the Trusts shall submit a copy of its code of ethics to the Board for initial approval and, thereafter, the reports required by subparts (i) and (ii) above. Such sub-adviser shall submit any material amendments to its code of ethics within 6 months of adoption.

Access Person Reporting Each Trust, CSIM and Schwab are responsible for promptly identifying and reporting to CSIM Compliance all persons considered to be Access Persons. Each Trust, CSIM and Schwab will compile a written list of such persons, and promptly notify CSIM Compliance of all changes in the persons designated as Access Persons. CSIM Compliance will notify Access Persons of their obligation to report holdings and trading activity, and provide them with a copy of this Code.
Each Access Person (with the exception of Non-Interested Trustees) must make an initial holdings report, no later than ten days after he or she becomes an Access Person, and an annual holdings report, within forty-five days after the end of the calendar year, which shall disclose:
•	The title, and type of security, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which such Access Person had any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with whom the Access Person maintained an account in which securities were held for the direct or indirect beneficial interest of the Access Person; and

•	The date that the report is submitted by the Access Person.
The information included in the initial holdings report must be current as of a date no more than 45 days prior to the date a person becomes an Access Person. The information included in the annual holdings report must be as of each calendar year end.
CSIM Compliance utilizes an on-line system to prepare the quarterly transaction report for each Access Person and present such reports to Access Persons for review and certification. Access Persons are responsible for reviewing and certifying the quarterly transaction report, unless they are subject to an applicable exemption to such reporting (see “Exemptions to Reporting Requirements” below). Access Persons of any sub-adviser of the Trusts shall file reports only under their own code of ethics.
Access Persons (other than Non-Interested Trustees) shall report on a quarterly calendar basis all transactions in which they acquire any direct or indirect beneficial ownership in Covered Securities. These transaction reports must be made no later than thirty days after the end of each calendar quarter and include trading activity at Schwab and any other broker-dealer.
The quarterly transaction reports shall disclose the following:
With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:
•	The date of the transaction, the title, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security;

•	The nature of the transaction (i.e. purchase, sale, or any other type of acquisition or disposition);

•	The price of the Covered Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date that the report is submitted by the Access Person.
With respect to any account established during the quarter by an Access Person in which any securities were held for the direct or indirect benefit of the Access Person:
•	The name of the broker, dealer or bank with whom the Access Person established the account;

•	The date the account was established; and

•	The date that the report is submitted by the Access Person.
In addition, Access Persons responsible for the implementation of portfolio management instructions in the Schwab Managed Portfolios and who hold a non-Schwab mutual fund account directly with the issuer, are required to provide duplicate trade confirmations and monthly statements for such accounts.
Non-Interested Trustee Reporting CSIM Compliance shall notify each Non-Interested Trustee that such person is subject to the reporting requirements of this Code and shall deliver a copy of this Code to each such person. Non-Interested Trustees are not required to submit the initial and annual holdings report as set forth under “Access Person Reporting.”
Each Non-Interested Trustee shall submit a quarterly transaction report in the form set forth under “Access Person Reporting” to Non-Interested Trustee Counsel, denoting any transactions in which the Non-Interested Trustee knew at the time of his or her transaction or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the fifteen (15) day period immediately preceding or after the date of the Trustee’s transaction in a Covered Security, such Covered Security is or was purchased or sold, or considered for purchase or sale, by a Client Account.
Exceptions to Reporting Requirements
Every Access Person must file the preceding reports except:
•	An Access Person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control (i.e. investment discretion) regarding specific security selection.

•	An Access Person need not make a quarterly transaction report with respect to a transaction effected pursuant to an Automatic Investment Plan.

•	The Review Officer may elect to accept broker trade confirmations or account statements in lieu of a quarterly transactions report if the transactions report would duplicate information contained in the broker trade confirmations or account statements received by the Trust, CSIM or Schwab with respect to the Access Person in the time period required, and all of the information required to be contained in a quarterly transaction report is contained in the broker trade confirmations or account statements, or in the records of the Trust, CSIM or Schwab.
VII. SURVEILLANCE
The policies and procedures regarding surveillance that are applicable to Access Persons include the following:
Employee Surveillance and Review The Review Officer will, on a quarterly basis, compare reported personal transactions in Covered Securities with the Client Accounts’ executed transactions in Covered Securities (purchased or sold) to determine whether an exception may have occurred. The Review Officer will employ procedures similar to those attached in Appendix B hereto. Before determining that an Access Person has engaged in activity that is considered an exception to the Code, the Review Officer must give the person an opportunity to supply explanatory material.
If the Review Officer determines that an exception has or may have occurred, the Review Officer must submit the determination, together with the confidential quarterly report and any explanatory material provided by the Access Person to the Trusts’ Chief Compliance Officer (Funds’ CCO) or his or her designee, who will determine whether the person has had a material or non-material exception to the Code.
No Access Person is required to participate in a determination of whether he or she has committed a violation or discuss the imposition of any sanction against himself or herself.
Depending on the underlying facts and circumstances of the incident, if the Funds’ CCO finds that the person violated the Code, after consulting with the Review Officer, the Funds’ CCO, or the Review Officer, will impose sanctions upon the Access Person that he or she deems appropriate including, among other things, a letter of censure, suspension of trading privileges, disgorgement of profits, and/or termination of employment. The Funds’ CCO, or his or her designee, will report the exception and the sanction imposed to the Trusts’ Board of Trustees at the next regularly scheduled board meeting, unless, in the sole discretion of the Funds’ CCO or his or her designee, circumstances warrant an earlier report.
The Review Officer will report his or her own transactions to an Alternate Review Officer on a quarterly basis. The Alternative Review Officer, on a quarterly basis, shall fulfill the duties of the other Review Officer with respect to the latter’s transactions in Covered Securities.
Employees of CSIM and Schwab are also subject to the requirements of Schwab’s Corporate Code.
VIII. RECORDS
All records associated with this Code, including but not limited to; (i) lists of persons who are, or within the past five years have been designated as Access Persons; (ii)

quarterly transaction and initial and annual holdings reports by Access Persons; (iii) surveillance documentation, including any Code violation and any sanctions resulting from the violation; and (iv) communications and all versions of the Code, shall be maintained by CSIM Compliance in an easily accessible place for at least five years. In addition, any record of any decision, and the reasons supporting the decision, to approve a hardship exemption or the acquisition by Investment Personnel of securities acquired in a Private Placement, shall be maintained by CSIM Compliance for at least five years after the end of the fiscal year in which the approval is granted.
The Code, a copy of each quarterly transaction and initial and annual holding report by each Access Person of the Trusts or information provided in lieu of such reports, any written report made to the Board of Trustees concerning the Code and lists of all persons required to make reports shall be preserved with the Trusts’ records for the period required by Rule 17j-1.
IX. DISCLOSURE
The Trusts will disclose in their Statement of Additional Information that (i) the Trusts, CSIM and Schwab have adopted a code of ethics; (ii) the personnel of the Trusts, CSIM and Schwab are permitted to invest in securities for their own account, subject to the limitations of Rule 17j-1 under the 1940 Act and this Code; and (iii) the Code can be obtained from the SEC. The Code will be filed as an exhibit to the Trusts’ registration statements.

Appendix A: Pre-clearance & Reporting Requirements
The table below indicates pre-clearance and reporting requirements for Access Persons.

		Quarterly	Annual
		Transaction	Holdings
Security Type	Pre-clearance	Reporting	Reporting
EQUITY (including options & warrants)	YES	YES	YES

FIXED INCOME (Excluding us govt obligations	YES	YES	YES

PROPRIETARY MUTUAL FUNDS (excluding proprietary money funds)	YES	YES	YES

CLOSED-END MUTUAL FUNDS	YES	YES	YES

INDIVIDUAL SECURITIES HELD IN 401k OR ESPP ACCOUNTS	YES (except automatic purchase programs where timing is not controlled by access person)	YES (except automatic purchase programs where timing is not controlled by access person)	YES

EMPLOYER STOCK UNIT PLANS (i.e. Schwab 401k), ETFs/HLDRs, AUTOMATIC INVESTMENT PLANS, DIRECT STOCK PURCHASE PLANS, OR DRIPs Jumpword: Schwabplan	NO (Except rebalancing activity)	YES (except automatic purchase programs where timing is not controlled by access person)	YES

SCHWAB STOCK	NO	YES	YES

SCHWAB STOCK OPTIONS • granted and vested • purchased	NO	YES (except at time of grant)	YES

Jumpword: Employer Stock Option

OPEN AND CLOSED-END EXCHANGE TRADED FUNDS (etfs)	NO	YES	YES

OPEN-END Non-PROPRIETARY MUTUAL FUNDS	NO	NO	NO

US TREASURIES/AGENCIES	NO	NO	NO

SHORT-TERM/CASH EQUIVALENTS	NO	NO	NO